Exhibit 10.2

RESEARCH AND LICENCE AGREEMENT

By and between:

YEDA RESEARCH AND DEVELOPMENT COMPANY LTD.,

a company duly incorporated and existing under the laws of the State of Israel, of P.O. Box 29, Rehovot, 76100 Israel

(hereinafter “Yeda”)

of the one part;

and

PORTMAN PHARMACEUTICALS, INC.

a corporation duly incorporated and existing under the laws of the State of Delaware, USA, of One Parker Plaza, Fort Lee, New Jersey 07024, USA

(hereinafter “the Corporation”)

of the other part;

WHEREAS	in the course of research conducted at the Weizmann Institute of Science, Rehovot (hereinafter “the Institute”), Professor Irun R. Cohen of the Department of Cell Biology at the Institute (hereinafter “Prof. Cohen”) has developed certain technology constituting the subject matter of (1) US Patent Application no. [*] relating to the [*], (2) Israel Patent Applications nos. 98028 and 98298 relating to pharmaceutical compositions for prevention and/or treatment of pathological processes involving induction of TNF-secretion, comprising a low dosage of a low molecular weight heparin and Israel Patent Application no. 79254 relating to compositions for treatment of autoimmune diseases and prevention of graft rejection (the technology being the subject of the latter patent application in cooperation with scientists of Hadassah Medical Organization (“HMO”) of Jerusalem, Israel), and (3) Israel Patent Application No. 102687 relating to the use of peptides in vaccine technology (“the Peptide Technology”) (hereinafter collectively “the Existing Technology”); and

WHEREAS	the Corporation is interested in the performance of additional research at the Institute under the supervision of Prof. Cohen in the fields of the Existing Technology as specified in the research program attached hereto, marked “A” and forming an integral part hereof (hereinafter “the Research Program” and “the Research”); and

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

WHEREAS	it is contemplated that the Research Program and the Research may be supplemented in the manner hereinafter provided; and

WHEREAS	in consideration of the Corporation’s undertakings hereunder and the fulfilment thereof, Yeda is willing, subject to and in accordance with the terms and conditions of this Agreement, to procure the performance of the Research at the Institute as aforesaid; and

WHEREAS	the Corporation is willing, subject to and in accordance with the terms and conditions of this Agreement, to finance the performance of the Research; and

WHEREAS	it is contemplated that, to the extent that the efforts needed for the proper performance of the Research Program shall not in Prof. Cohen’s view thereby be diminished, Prof. Cohen may engage during the period of the performance of the Research Program, in other research in the field of [*] and the use of peptides in vaccine technology (hereinafter collectively “the Field”), such research not being or becoming part of the Research Program (as supplemented, if supplemented) and being outside the scope of the Existing Technology (hereinafter “the Further Research”); and

WHEREAS	the parties are the parties to a research and licence agreement dated as of March 6, 1992 (“the Original Agreement”) and this Agreement constitutes an amended and restated version of the Original Agreement, substituting the Original Agreement with effect from the date hereof, except as otherwise provided herein; and

WHEREAS	it is agreed that the research performed in accordance with the Original Agreement shall be continued within the framework of this Agreement from the date hereof until December 31, 1993 and the term “Research” hereinafter shall encompass the said research performed in that period; and

WHEREAS	pursuant to an agreement between the Institute of the first part, Yeda of the second part, and the Scientists employed by the Institute (including Prof. Cohen) of the third part and to a further agreement between Yeda, of the one part and HMO, of the other part, all right, title and interest in the Existing Technology, in any results derived from the performance until the date hereof of the research pursuant to the Original Agreement (“the Past Research”) and in any results deriving from the performance at the Institute of the Research and the Further Research vests and will vest in Yeda, subject, as to the results of the Further Research, to such licences which are or may be granted with respect thereto to third parties funding such Further Research as hereinafter set forth; and

WHEREAS

subject to and in accordance with the terms and conditions of this Agreement, the Corporation wishes to receive, and Yeda is willing to grant the Corporation, (i) an exclusive licence for the use of the Existing Technology, of the results derived from the Past Research and of results deriving from the performance of the Research (as supplemented, if supplemented, as hereinafter provided) for the

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

manufacture and sale of the Products (as hereinafter defined), and (ii) subject to any obligations to third parties, the right of first opportunity to finance the performance of Further Research and/or to receive a licence for the use of results deriving from the performance of Further Research on terms to be determined in the manner hereinafter specified;

NOW THEREFORE IT IS AGREED BY THE PARTIES HERETO AS FOLLOWS:

1.	Status of Recitals

The recitals hereto form an integral part of this Agreement.

2.	Performance of Research

(a)	In consideration of the sums to be paid by the Corporation pursuant to Paragraph 3 below and subject to the execution of such payments, Yeda undertakes to procure the performance of the Research (as supplemented - if supplemented, pursuant to Paragraph 2(b) below) at the Institute under the supervision of Prof. Cohen during the period commencing on signature hereof and ending on December 31, 1996 (hereinafter “the Research Period”). By agreement of the parties in writing, the Research Period may be extended by such period and upon such terms and conditions as the parties shall so agree.

(b)	Should it transpire at any time that not all the funds to be provided by the Corporation pursuant to Paragraph 3 below are required for the performance of the Research (as originally defined or as theretofore supplemented in accordance with this subparagraph (b) below) whether because all the objects of the Research (as originally defined or as theretofore supplemented as aforesaid) have been achieved or whether as a result of the receipt by Prof. Cohen of public giant funds earmarked for the performance of research forming part of the Research (as originally defined or as theretofore supplemented as aforesaid), then the funds from the Corporation falling free shall be devoted to funding the performance of the supplementary research program or programs in the Field as Yeda may submit to the Corporation in writing from time to time, such supplementary research program or programs—if it or they do not relate to the Existing Technology—to include a definition of the products and services to be licensed. Unless the funds to be provided by the Corporation have fallen free as a result of the receipt of public grant funds as aforesaid, the supplementary research programs to be submitted as aforesaid shall relate to the Existing Technology exclusively, except to the extent the Corporation shall agree otherwise in writing. Upon submission of such supplementary research program or programs, it or they, as the case may be, shall become an integral part of the Research Program and the research performed thereunder shall be deemed an integral part of the Research. For the removal of doubt, it is expressly agreed that Prof. Cohen shall not be entitled to receive public grant funds, acceptance of which shall derogate in any way from the Corporation’s rights hereunder, unless the Corporation’s prior written approval thereof has been obtained.

2

(c)	(i) If Prof. Cohen shall cease to be available for the supervision of the performance of the Research, Yeda shall use its best efforts to find from amongst the staff of the Institute a replacement scientist acceptable to the Corporation (such acceptance not to be unreasonably withheld) but no undertaking to find such replacement is given by Yeda. Should no such acceptable replacement scientist be found within 60 (sixty) days of Prof. Cohen becoming unavailable, then the Research Period and the performance of Research hereunder shall cease at the end of a further period of 60 (sixty) days, but without prejudice to any licence already then granted pursuant to this Agreement and the terms and provisions hereof relating thereto.

(ii)	Upon termination of the performance of the Research at the Institute pursuant to Paragraph 2(c)(i) above, the Corporation shall be free to perform itself or to procure the performance by a third party acceptable to Yeda (such acceptance not to be unreasonably withheld) of the continuation of the Research, provided (unless otherwise agreed in writing by the parties hereto):

(aa)	that the results of such research shall be deemed to constitute Licensed Information (within the meaning of the expression as defined below);

(bb)	that the Corporation shall provide Yeda or shall procure that the said third party shall provide Yeda with written reports on the conduct of such research in the same way, mutatis mutandis, as that specified in Paragraphs 4(a) and (c) below;

(cc)	such third party shall have signed an undertaking of confidentiality, similar to that pursuant to Paragraph 10 below, with respect to all information to be disclosed to it or to be generated by it in the performance of such research and shall have confirmed to Yeda in writing that title to all such information vests or shall vest in Yeda and that it will make reports to Yeda as provided in subparagraph (bb) above.

3.	Funding of the Research

(a)	In consideration of Yeda’s undertaking pursuant to Paragraph 2(a) above, the Corporation undertakes to provide Yeda with $[*] ([*] United States Dollars) to be used for financing research in the instalments set out in Attachment B hereto, it being agreed that the first instalment set out as aforesaid shall be partially in respect of Past Research performed in the period from July 1, 1993 to the date hereof and partially in respect of the continuation of such research to be performed in the period from the date hereof and until December 31, 1993 and that all the subsequent instalments set out in Attachment B shall be used for financing the Research to be performed in the period commencing on January 1, 1994.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(b)	It is agreed that at the request from time to time of Prof. Cohen or either party hereto, the parties shall consult with a view to considering the advisability of variations in the Research Program and/or acceleration in the schedule of payments pursuant to Paragraph 3(a) above. Such variations or accelerations approved by the parties in writing shall constitute amendments to this Agreement. For the removal of doubt, nothing herein contained shall be interpreted as imposing on either party any obligation to agree to any such amendment.

(c)	Notwithstanding the provisions of Paragraph 3(a) above, in the event that the Corporation resolves that for scientific and/or commercial reasons, it is not feasible that the Research in all or any of the three areas of technology identified and numbered 1, 2 and 3 respectively in the first recital hereto (hereinafter individually “an Area” and, collectively, “the Areas”), will lead to the development of Products (as defined in clause 7 below), then the Corporation shall be entitled to terminate its funding of the Research in such Area or Areas and its funding thereof with effect from December 31, 1994 or from December 31, 1995, provided that: (i) the scientific reasons relied upon are substantiated by the panel of scientists appointed by the Corporation to be its Scientific Advisory Board; (ii) written notice of such termination (“the Corporation’s Notice”) shall be served on Yeda no later than 90 days prior to December 31, 1994 or no later than 90 days prior December 31, 1995, as the case may be; and (iii) notwithstanding such termination of funding, the Corporation shall continue to be liable for all costs and expenses falling within the scope of the budget attached to the Research Program and relating to the terminated Area or the terminated Areas, as the case may be, which are payable by Yeda during the period from such termination and until the date 12 months after receipt by Yeda of the Corporation’s Notice, pursuant to obligations already undertaken by Yeda prior to receipt of the Corporation’s Notice and which cannot lawfully be cancelled. Payment by the Corporation to Yeda of such costs and expenses shall be made at the commencement of the calendar quarter in which such costs and expenses are payable in accordance with the said budget. Simultaneously with the termination of Research in an Area or Areas, as aforesaid, the Licence granted hereunder shall also terminate as to such Area or Areas and if the Research is terminated with respect to all 3 Areas, then the Licence granted hereunder shall terminate in its entirety.

4.	Reporting by Yeda

(a)	Yeda will procure the submission by Prof. Cohen to the Corporation of an interim written report on the progress of the Research in each 6 month period during the Research Period, within 30 days of the end of each such 6 month period, and of a written report summarising the results of the Research within 60 days of the end of the Research Period. It is agreed that the Corporation shall be entitled to delay the making of any payment due to Yeda under Paragraph 3 above until all reports pursuant to this Paragraph 4(a) and due by the date on which payment is due, have been made.

(b)	Further, Yeda shall submit to the Corporation, with respect to each 3 (three) month period of the Research Period, a financial report setting forth the monies received and expended in connection with the Research during such 3 (three) month period. Each report as aforesaid shall be submitted to the Corporation not later than 45 (forty-five) days after the end of the period covered by such report. Procedures for charges in respect of Research expenditures shall be made in accordance with the procedures prevailing at the Institute for charging research expenditures to individual projects of applied research.

(c)	In addition to the reports to be submitted pursuant to Paragraph 4(a) above, Yeda will procure the submission by Prof. Cohen to the Corporation of reports of any significant findings in the Research promptly upon such findings being made.

5.	Title

It is hereby agreed and recorded that all right, title and interest, in and to the Existing Technology and any products, materials, methods, processes, techniques, knowhow, data, information and other results which are discovered or which accrue in the course of, or which arise or stem from the performance of the Research or the Further Research by or under the supervision of Prof. Cohen (or his substitute) at the Institute, or which were discovered or accrued in the course of, or which arose or stemmed from, or will arise or stem from, the performance of the Past Research and all right, title and interest in and to any drawings, plans, diagrams, specifications and other documents in any way embodying the Existing Technology, or the aforesaid products, materials, methods, processes, techniques, knowhow, data, information or other results (hereinafter “the Licensed Information”), shall vest in Yeda exclusively, subject to any licence granted to the Corporation in terms hereof and subject, as to that portion of the Licensed Information deriving from the Further Research, to any licences which are or may be granted with respect thereto to third parties funding such Further Research as hereinafter set forth.

6.	Patents

(a)	At the initiative of either party, the parties shall consult with one another regarding the filing of patent applications in respect of any portion of the Licensed Information licensed to the Corporation hereunder including, but without limitation, the jurisdictions in which such applications should be filed, the timing of the filing of such applications and the contents thereof. Following such consultations, Yeda shall, at the Corporation’s written request, file and prosecute applications as aforesaid. The parties agree that their joint policy will be to seek comprehensive patent protection for all Licensed Information licensed to the Corporation hereunder.

(b)	(i) All patent applications to be filed by Yeda in terms of subparagraph (a) above, shall be filed in the name of Yeda or should the law of the relevant jurisdiction so require, in the name of the inventor and then assigned to Yeda.

The Corporation shall bear all costs and fees incurred by Yeda in the preparation, filing, prosecution, maintenance and the like of all patent applications filed in accordance with the provisions of subparagraph (a) above (including the patent applications filed prior to the date hereof pursuant to the provisions of Paragraph 6(a) of the Original Agreement) and in the maintenance, protection and the like of all patents issuing therefrom. It is agreed that the Corporation shall not be obliged to reimburse Yeda for any costs and fees incurred by Yeda until the date of the Original Agreement in connection with the filing, prosecution, maintenance and the like of the patent applications and patents listed in Attachment “C” hereto (hereinafter “the Existing Patents” and “the Existing Applications”) but shall be liable for and shall bear all costs incurred by Yeda after the date of the Original Agreement in the further prosecution, maintenance and the like of the Existing Applications and in the maintenance, protection and the like of all patents issuing therefrom and of the Existing Patents (it being recorded that some of such costs and fees have been reimbursed to Yeda by the Corporation prior to the date hereof pursuant to the Original Agreement).

(ii)	At the request of the Corporation (or on Yeda’s own initiative), Yeda shall take or, at its discretion, authorise the Corporation to take, such action as shall be reasonably available to protect or to sue for infringement of any Existing Patent or of any patent which shall have issued from any of the patent applications referred to in (b)(i) above. Should Yeda authorise the Corporation to take action as aforesaid, counsel for such action shall be selected by the Corporation, subject to Yeda’s approval (such approval not to be unreasonably withheld). All costs involved in any action taken by Yeda at the Corporation’s request or by the Corporation, (including, inter alia, legal costs and other sums awarded to the counter-party in such action) shall be borne by the Corporation exclusively. Any recovery in any such actions financed by the Corporation shall first be applied to cover costs and thereafter divided [*]% ([*] percent) to the Corporation and [*]% ([*] percent) to Yeda (save that if the recovery is in the form of the payment of royalties in respect of sales of the infringer (or alleged infringer) of such patent (“infringer”), then the Corporation shall pay to Yeda, after deduction of the costs of such action, the lower of (i) [*]% ([*] percent) of such recovery and (ii) [*]% ([*] percent) of those sales of such infringer (or [*]% ([*] percent) where the sales are of products in the Area of Peptide Technology) in respect of which such royalties are payable by the infringer). All costs involved in any such action taken by Yeda without the Corporation’s request, including any costs or other sums awarded to the counter-party, shall be borne by Yeda exclusively and any recovery in any such action shall be retained by Yeda in full. The Corporation shall cooperate with Yeda in pursuing any actions undertaken under this subparagraph (b)(ii).

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(c)	The provisions of subparagraph (a) above shall not prevent Yeda from filing patent applications with respect to any portion of the Licensed Information licensed to the Corporation hereunder (or any other Licensed Information) in addition to those filed by it at the Corporation’s written request pursuant to subparagraph (a) above, it being agreed:

(aa)	that at least 60 (sixty) days before filing any such patent application relating to Licensed Information licensed to the Corporation hereunder, Yeda shall send the Corporation written notice of its intention to do so;

(bb)	that all costs and fees incurred in connection with the preparation, filing, maintenance, prosecution, protection and the like of such patent applications and patents issuing therefrom shall be borne by Yeda exclusively; and

(cc)	that the Corporation shall not be entitled to cause Yeda to take any action whatsoever for the protection of or for infringement of patents issuing on such patent applications, the taking of any such action shall be entirely within Yeda’s discretion, the costs of any such action, as well as any costs and other sums awarded to any counter-party in such action, shall be paid by Yeda exclusively and any recovery in any such action shall be retained by Yeda.

(d)	The Corporation agrees to pay any amount due to Yeda pursuant to subparagraph (b) above within 30 (thirty) days of Yeda’s first written request supported by invoice or other appropriate document.

(e)	Nothing herein contained shall be deemed to be a warranty by Yeda that the Existing Applications or any of them or any patent applications relating to the Licensed Information or any portion thereof will be granted, or that the Existing Patents or any patents obtained on any of the said patent applications, if obtained, are or will be valid or will afford proper protection.

7.	Licensing

(a)	Subject to the terms and conditions hereinafter set forth, Yeda hereby grants the Corporation and the Corporation accepts, an exclusive worldwide licence (“the Licence”) to use that part of the Licensed Information being Existing Technology or derived from the Past Research or deriving from the Research and under the Licensed Patents (as hereinafter defined) (if any), for the manufacture and sale of the products and services covered by the Existing Patents and/or the Existing Applications and, if the Research Program shall be supplemented as provided in Paragraph 2(b) above, then also, the products and services listed in the supplementary research program or programs becoming part of the Research Program pursuant to Paragraph 2(b) above (all the said products and services being referred to hereinafter collectively as “the Products”).

(b)	(i) In this Agreement:

the term “Licensed Patents” shall mean the Existing Patents and the patents issuing on the Existing Applications or on patent applications filed by Yeda in accordance with the Corporation’s written request pursuant to Paragraph 6(a) above or (as to patent applications relating to Licensed Information licensed to the Corporation hereunder) by Yeda pursuant to Paragraph 6(c) above.

(ii)	The Licence shall remain in force with respect to any of the Products in any country (if not previously terminated according to the provisions of this Agreement) as follows:

(aa)	in a country where a Licensed Patent or Patents issues relating to such Product, until the date of expiry of the last of the Licensed Patents covering such Product in such country to expire or until the expiry of the period 15 (fifteen) years commencing on the first commercial sale by the Corporation (or a permitted sublicensee) of the Product in such country, whichever is the longer;

(bb)	in any other country, the date of expiry of a period of 10 (ten) years commencing on the first commercial sale by the Corporation (or a permitted sub-licensee) of the Product in such country.

The Corporation shall notify Yeda in writing immediately upon the entering into of each such first commercial transaction, specifying its date.

(c)	(i) Except as provided in subparagraph (c)(ii) below, no sublicence under the Licence may be granted by the Corporation without Yeda’s prior written consent, such consent not to be unreasonably withheld and Yeda agreeing to react to the Corporation’s written request for consent within 30 (thirty) days of receipt thereof. It is agreed that Yeda’s consent may not be sought unless the proposed sublicence is for monetary consideration exclusively in a bona fide arms-length commercial transaction, is made by written agreement, the provisions of which are consistent with the terms of the Licence and contain, inter alia, the following terms and conditions:

(aa)	the sublicence shall expire automatically on the termination of the Licence for any reason;

(bb)	the party receiving the sublicence (hereinafter “the Sublicensee”) shall be bound by provisions substantially similar to those in Paragraph 10 below binding the Corporation (the obligations of the Sublicensee so arising being addressed also to Yeda directly);

(cc)	all terms necessary to enable performance by the Corporation of its obligations hereunder;

(dd)	that any act or omission by the Sublicensee which would have constituted a breach of this Agreement by the Corporation had it been the act or omission of the Corporation, shall constitute a breach of the sublicence agreement with the Corporation entitling the Corporation to terminate the sublicence, and the Corporation hereby undertakes to inform Yeda forthwith upon receipt of knowledge by the Corporation of such breach and, at the written request of Yeda, to exercise such right of termination;

(ee)	that the sublicence shall not be assignable or further sublicenseable;

(ff)	that a copy of the agreement granting the sublicence shall be made available to Yeda, promptly upon its execution.

(ii)	Sublicences under the Licence may be granted by the Corporation to wholly-owned subsidiaries of the Corporation, provided:

(aa)	prior written notice of such grant, together with a copy of the proposed sublicence, shall have been submitted to Yeda at least 15 days before the grant;

(bb)	on grant of such sublicence and at all times during the currency thereof, Yeda shall have the same rights regarding representation on the Board of Directors of the subsidiary and the quorum for meetings thereof and regarding representation on subcommittees of such Board as those (if any) that it has at such time regarding representation on the Board of Directors of the Corporation and the quorum for meetings thereof and regarding representation of any subcommittees of such Board;

(cc)	the sublicence shall expire automatically if the sublicensee ceases to be wholly-owned by the Corporation and/or if the provisions of subparagraph (bb) above are not fulfilled;

(dd)	the sublicence agreement shall be in writing, shall be consistent with the terms of the Licence and shall contain, inter alia, the terms and conditions set out in subparagraphs (c)(i)(aa), (bb), (cc), (ee) and (ff) above;

(ee)	that any act or omission by the subsidiary which would have constituted a breach of this Agreement by the Corporation had it been the act or omission of the Corporation, shall be deemed a breach of this Agreement by the Corporation.

(d)	(i) In this Agreement, the term “Net Sales” shall mean the total amount actually received by the Corporation or permitted Sublicensees from the sale of Products by it or by permitted Sublicensees, provided that as to sales other than at arms-length, the term “Net Sales” shall mean the total amount that would have been due in an arms-length sale, according to the then current conditions for such sale or—in the absence of such current conditions—according to reasonable conditions for such sale, in all cases after deduction of:

(aa)	sales taxes (including value added taxes) to the extent applicable to such sale and not collected separately from the counter-party to the sale; and

(bb)	credits or allowances, if any, actually granted on account of price adjustments, recalls, rejections or return of Products previously sold;

and provided further as to sales by the Corporation or permitted Sublicensees to an entity affiliated, directly or indirectly, to the Corporation or to such Sublicensees, that the term “Net Sales” shall mean the higher of (x) “Net Sales”, as defined above, with respect to sales other than at arms-length; and (y) the total amount actually received by the affiliated entity on resale to an independent third party purchaser after the deductions specified in subparagraphs (aa) and (bb) above, to the extent applicable.

(ii)	In consideration for the Licence, the Corporation shall pay Yeda a royalty of [*]% ([*] percent) of all Net Sales (except on Net Sales relating to Products in the Area of Peptide Technology, in respect of which the Corporation shall pay Yeda a royalty of [*]% ([*] percent)) and [*]% ([*] percent) of all amounts received by the Corporation for or from the grant of sublicences and/or pursuant thereto, except amounts so received and calculated on the basis of sales made by such Sublicensees (hereinafter “Sublicensing Receipts”).

(iii)	(aa) Amounts payable to Yeda in terms of this Paragraph 7(d) shall be paid to Yeda on a quarterly basis and no later than 30 (thirty) days after the end of each calendar quarter, commencing with the first calendar quarter in which any Net Sales or Sublicensing Receipts are received.

(bb)	The Corporation shall, within a period of 30 (thirty) days from the end of each calendar quarter commencing with the first calendar quarter in which any Net Sales or Sublicensing Receipts are received, submit to Yeda a full and detailed report, setting out all amounts owing to Yeda in respect of the quarter to which the report refers, and with full details (1) of payments received by the Corporation and Sublicensees constituting Net Sales or Sublicensing Receipts including, without derogating from the generality of the aforegoing, a breakdown of Net Sales according to country and identity of seller, a breakdown of Sublicensing Receipts according to countries, the currency of the payments and date of receipt thereof; and (2) of any other matter necessary to enable the determination of the amounts payable hereunder.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(cc)	The Corporation shall keep and shall cause Sublicensees to keep complete and correct books of account and records consistent with sound business and accounting principles and practices and in such form and in such details as to enable the determination of the amounts due to Yeda in terms hereof. The Corporation shall supply Yeda at the end of each year, commencing with the first year in which any amount is payable under this Paragraph 7(d), a report certified by a Chartered Public Accountant in respect of the amounts due to Yeda pursuant to this Paragraph 7(d) in respect of the year covered by the said report.

(dd)	Yeda or its authorised representatives shall have the right during normal business hours to inspect the Corporation’s and Sublicensees’ books of accounts, records and other documentation to the extent relevant or necessary in or for the ascertaining or verification of the amounts due to Yeda under this Paragraph 7(d).

8.	Additional Research, Development and Commercialization

(a)	It is understood and agreed that should any additional research be required (beyond that to be funded pursuant to Paragraph 3 above) with respect to any Product in order to enable the Corporation to commence development of such Product to commercialization, then such additional research shall be performed at the Institute under the supervision of Prof. Cohen, in the event he is willing and able to undertake such research, in accordance with a research program and budget to be agreed between the parties, and failing such agreement, to be determined by the Expert pursuant to Paragraph 15 below as to the research program and by the President of the Institute, as to the budget therefor. The provisions hereinbefore relating to the performance of the Research (including the provisions of Paragraph 2(c) above, in the event Prof. Cohen is not able or willing as aforesaid), shall apply, mutatis mutandis, to the performance of the additional research contemplated by this Paragraph 8(a). Should there be a dispute between the parties as to whether any such additional research relating to any Product is required as aforesaid, such dispute shall likewise be resolved by the Expert, pursuant to Paragraph 15 below. Should the Corporation not agree to fund any additional research necessary regarding a certain Product as agreed by the parties or determined by the Expert within 60 (sixty) days of said agreement or determination, then such Product shall thereupon be excluded from the Licence.

(b)	The Corporation undertakes to take all necessary steps to expedite the commencement of commercial sale of the Products. For such purpose and without derogating from the generality of the aforegoing, the Corporation shall carry out all activities necessary to develop the Products to commercialization, including the performance of toxicological tests, pharmacological and efficacy tests, pre-clinical tests, clinical trials, any steps required for obtaining regulatory approvals from the US Food and Drug Administration and other regulatory authorities and the development of procedures and facilities for large-scale commercial production of the Products. The Corporation further undertakes to commence such commercialization as soon as practicable and continue therewith diligently throughout the period of the Licence.

(c)	Should Yeda be of the opinion that the Corporation is in breach of its obligations pursuant to Paragraph 8(b) above with respect to the development and commercialization of any Product or Products (it being understood and agreed that the Corporation shall not be obliged to engage in the development and commercialization of any Product or Products which would compete with a Product or Products already developed and commercialized by the Corporation or already under such development and commercialization by the Corporation), it may so advise the Corporation and notify the Corporation that unless certain steps are taken by the Corporation as specified in the said notice, the Licence with respect to such Product or Products shall lapse. Should the Corporation accept the terms of such notice and not take the said specified steps, the said Product or Products shall upon further written notice from Yeda be excluded from the Licence. Should the Corporation not accept the terms of the said notice, then the dispute shall be resolved by the Expert pursuant to Paragraph 15 below, the Expert being entitled to specify the steps to be taken by the Corporation as a condition for the continuation of the Licence with respect to the Product or Products in question.

(d)	The Corporation will provide Yeda with written reports on the progress and results of the tests and trials conducted and all other actions taken by the Corporation pursuant to subparagraph (b) above, such reports to be made at least once every 6 (six) months.

9.	Right of First Opportunity

(a)	Should Yeda, at the request of Prof. Cohen, resolve to seek third party financing (other than public grant funding) for the performance of Further Research during the Research Period (in addition to the Research to be funded by the Corporation as hereinbefore provided) and/or to grant a licence to a third party for the commercialization of the results of Further Research conducted by Prof. Cohen during the Research Period (other than the Research to be funded by the Corporation as hereinafter provided), then, provided that the Corporation shall have complied fully with all its obligations hereunder until that time and subject to any then existing conflicting contractual obligation to a third party undertaken by Yeda without violation of the provisions of this Agreement, Yeda shall advise the Corporation in writing of the details of such contemplated research and/or licensing project and the terms and conditions upon which Yeda is willing to enter into a contractual arrangement with a third party with respect to such project. It is agreed that Yeda shall have full discretion with respect to the determination of the details to be provided and the terms and conditions to be proposed as aforesaid.

(b)	Should the Corporation advise Yeda, within 30 (thirty) days of receipt of such proposal, that it wishes to undertake the proposed project, then the parties shall negotiate a detailed contract based on the terms proposed by Yeda and accepted by the Corporation as aforesaid.

(c)	Should the Corporation not have advised Yeda within the said 30 (thirty) days that it wishes to undertake the said project or, if the Corporation shall have advised Yeda within the said 30 (thirty) days that it wishes to undertake the said project but a detailed contract shall not be signed, for whatever reason, within the period of 90 (ninety) days commencing on date of receipt by Yeda of the Corporation’s said notice, then Yeda shall be free, during the period of one year commencing at the end of the said period of 30 (thirty) days, to enter into an agreement with a third party on the proposed project, on terms and conditions not substantially better (from the point of view of the third party), than those offered to the Corporation by Yeda as aforesaid. If no such agreement with a third party is reached during the said period of one year, then the provisions of subparagraphs (a) and (b) above and of this subparagraph (c) shall apply again with respect to such project.

10.	Confidentiality

(a)	The Corporation shall maintain in confidence the Licensed Information, except and to the extent that it is in the public domain at the date of the signing hereof or becomes part of the public domain thereafter other than through a violation by the Corporation of this obligation of confidentiality and except that the Corporation shall be released from its obligation of confidentiality with regard to that portion of the Licensed Information expressly released therefrom by Yeda by notice in writing. Notwithstanding the foregoing, the Corporation may disclose to its personnel and other third parties (including permitted Sublicensees) confidential Licensed Information to the extent necessary for the exercise by it of its rights hereunder or in the fulfilment of its obligations hereunder, provided that it shall bind such personnel and other third parties with a similar undertaking of confidentiality in writing.

(b)	In addition to and without derogating from the aforegoing, the Corporation undertakes not to make mention of the names of Yeda, the Institute or any scientists of the Institute in any manner or for any purpose whatsoever in relation to this Agreement, its subject matter and any matter arising from this Agreement, unless the prior written approval of Yeda thereto has been obtained (such approval not to be unreasonably withheld).

(c)	For the removal of doubt, nothing in subparagraphs (a) or (b) above contained shall be deemed to prevent the Corporation from mentioning the names of Yeda and/or the Institute or to prevent the Corporation from disclosing any information where such mention or disclosure is to competent authorities for the purposes of obtaining approval or permission for the exercise of the Licence or is in the fulfilment of any legal duty owed to any competent authority.

(d)	Yeda shall maintain in confidence the Licensed Information, except and to the extent that it is in the public domain at the date of the signing hereof or becomes part of the public domain thereafter other than through a violation by Yeda of this obligation of confidentiality. Notwithstanding the aforegoing, it is agreed:

(i)	that Yeda may disclose to its and the Institute’s personnel and other third parties such confidential information as shall be necessary for the exercise by Yeda of any rights in and to the use of the Licensed Information not exclusively licensed or no longer exclusively licensed hereunder to the Corporation, provided that it shall bind such personnel and other third parties with a similar undertaking of confidentiality in writing; and

(ii)	that Yeda shall have the right to allow Prof. Cohen to publish articles relating to the Licensed Information in scientific publications, provided that the publication of any such article shall not take place unless the text thereof has been submitted to the Corporation at least 30 days prior to intended date of submission of the article for publication, so as to give the Corporation a reasonable opportunity to request the filing of a patent application relating to the subject-matter of the article.

(e)	No termination of this Agreement, for whatever reason, shall release the Corporation from any of its obligations under this Paragraph 10 and such obligations shall survive termination as aforesaid. Yeda’s obligation of confidentiality pursuant to Paragraph 10(d) above shall lapse upon termination of this Agreement.

11.	No Warranty

For the avoidance of doubt, it is agreed that nothing in this Agreement constitutes or shall constitute a warranty or representation by Yeda that any results will be achieved by the Research, that any Further Research will be conducted, that any proposal relating to Further Research will be made to the Corporation, that the Existing Technology or any results achieved by Past Research or by the Research or the Further Research (if any) are or will be commercially exploitable or of any other value.

12.	No Assignment

The Corporation may not assign all or any of its rights or obligations under this Agreement or arising therefrom without the prior written consent of Yeda.

13.	Indemnification

The Corporation shall indemnify and hold harmless Yeda and the Institute and the officers and employees of them from and against any loss, damage, liability and expense (including attorney fees and legal costs) arising out of or resulting from the exercise of the Licence or any sublicences and/or from the use of the Licensed Information or any part thereof, including without limitation, product liability claims and/or claims arising out of the development activities of the Corporation pursuant to this Agreement or in connection therewith.

This obligation shall survive the termination of this Agreement for any reason.

14.	Term and Termination

(a)	(i) Unless previously terminated in accordance with the provisions hereof, this Agreement terminates when the Licence hereunder is no longer in force in any country whatsoever.

(ii)	For the avoidance of doubt, it is hereby recorded and agreed that following the expiry by passage of time pursuant to Paragraph 7(b)(ii) above of the Licence hereunder in any country with respect to any Product (“the said country” and “the said Product”) and notwithstanding such expiry and as long as this Agreement is in force and even thereafter if this Agreement has expired upon expiry of the Licence hereunder as a consequence of its expiry by passage of time in the country in which the Licence has last expired, the Corporation (and, at its option, its then permitted Sublicensees) shall be entitled to continue to manufacture and/or sell the said Product in the said country without having to pay royalties to Yeda in respect of such activities subsequent to such expiry date and Yeda shall not grant any third party a licence to manufacture and/or sell the said Products in the said country.

(b)	Without derogating from the parties’ rights hereunder or by law to any other or additional remedy or relief, it is agreed that:

(i)	(aa) If within [*] of the [*], neither [*] nor [*] shall have been filed in acceptable form with [*] or [*]; or

(bb)	having filed such [*] and such [*] having been accepted for such Product, the Corporation shall not [*] and [*] or [*], as the case may be, [*] from the [*] as referred to in (aa) above; or

(cc)	such [*] or [*] having been obtained for such Product, [*] shall not have been [*] (except as a result of force majeure, in which case the period of [*] shall be extended by the period reasonably attributable to the force majeure); or

(dd)	[*] of such Product having commenced, there shall be a period of [*] ([*]) [*] or more during which [*] (except as result of force majeure or other factors essentially beyond the control of the Corporation), then Yeda shall be entitled to terminate the Licence hereunder with respect to the said Product or, unless another Product in the said Area is under development at such time and Yeda’s right of termination of the Licence with respect thereto pursuant to this subparagraph 14(b)(i) above shall not yet have arisen, to terminate the Licence hereunder with respect to the said Area as a whole;

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(ii)	the provisions of subparagraph (i) above shall apply separately to each of the Areas.

(iii)	either Yeda or the Corporation may terminate this Agreement and the Licence hereunder by serving a written notice to that effect on the other, upon or after the winding-up or insolvency of the other, or upon or after the commitment of a material breach hereof by the other (which breach cannot be cured or, if curable, has not been cured by the party in breach within 45 (forty-five) days (or, in the case of failure by the Corporation to pay Research funding on or before due date, 30 (thirty) days) after receipt of a written notice from the other party in respect of such breach); and in such event this Agreement and the Licence hereunder shall be terminated forthwith upon receipt of notice as aforesaid. For the purposes of this Paragraph 14(b)(iii), “material breach” shall not include the breaches governed by subparagraphs (i) or (ii) above, but shall include—without limitation—default in any payment payable hereunder to Yeda;

(iv)	any amount payable hereunder by one of the parties to the other, which has not been paid by its due date of payment, shall bear interest from its due date of payment until the date of actual payment, at the rate of 3% (three percent) per annum in excess of the average LIBOR rate for US Dollar deposits for a period of 3 (three) months prevailing from time to time during the period of arrears,

(c)	If all three Areas shall be excluded from the Licence pursuant to subparagraph (b)(i) above, then the Licence hereunder as a whole shall thereupon terminate.

(d)	Upon the termination of this Agreement for whatever reason, the Corporation shall deliver to Yeda all tables, graphs, diagrams, specifications and other documentation in the Corporation’s possession containing the Licensed Information and shall further deliver to Yeda, without consideration, all documentation, including health regulatory documentation relating to the Products, owned or controlled by the Corporation at the time. Notwithstanding the aforegoing, the Corporation may retain one copy of all such documentation relating to any development and other work performed by the Corporation in connection with the Products (hereinafter “the Corporation’s Information”), provided (i) that such documentation may be used by the Corporation for the sole purpose of defending itself in any future claims relating to the exercise by the Corporation (prior to termination) of its rights hereunder; (ii) that the Corporation shall otherwise maintain such documentation in strict confidence as long as the obligation of confidentiality under Paragraph 10 shall continue to apply thereto and (iii) (without derogating from Paragraph 14(a)(ii) above), that the retention of such documentation shall in no way be deemed to establish any right to the further exercise of the Licence or of the Licensed Information or to derogate in any way from the provisions of Paragraph 14(f) below.

(e)	The termination of this Agreement for any reason shall not relieve the parties of any obligations to make payments thereunder which shall have accrued prior to such termination.

(f)	It is agreed, subject to Paragraph 14(a)(ii) above, that upon termination of this Agreement and the Licence thereunder, all rights in the Licensed Information vested in the Corporation shall revert to Yeda and the Corporation shall not thereafter be entitled to make any use of the Licensed Information.

(g)	The provisions of subparagraphs (d), (e) and (f) above shall apply, mutatis mutandis, in the event of exclusion from the Licence of an Area or Areas or Product or Products, pursuant to subparagraph 14(b)(i) above, Paragraph 3(c) above or Paragraphs 8(a) or 8(c) above.

(h)	(i) In the event that performance of the Research shall terminate pursuant to Paragraph 2(c)(i) above, the Corporation may elect within 30 (thirty) days of such termination, to terminate the Licence and this Agreement (except the provisions of this Paragraph 14(h)) by service of written notice to such effect on Yeda, whereupon if during a period of [*] years from the date of termination of the Agreement as aforesaid, Yeda shall enter into an agreement with a third party for grant of a licence (exclusive or otherwise) to use the Licensed Information for the purpose of the development of the Products, [(or any of them], then, subject to subparagraphs (ii) and (iii) below, Yeda shall pay the Corporation [*]% ([*] percent) of all [*] received by Yeda from such third party in respect of the grant of such licence, within 30 (thirty) days of receipt thereof from time to time, until such time as the Corporation shall have received a total amount equivalent to [*]% ([*] percent) of the amount (in US Dollars) paid to Yeda by the Corporation for funding the Research (“the Corporation’s Research Funding”).

(ii)

In the event that this Agreement and the Licence shall be terminated by the Corporation pursuant to sub-paragraph (i) above, or in the event that the Corporation shall terminate the performance of the Research in all three Areas pursuant to clause 3(c) above, with the resultant termination of the Agreement and the Licence, then notwithstanding such termination, this Paragraph 14(h) shall survive, and if Yeda should enter, during the period of [*] years from the date of termination of the Agreement as aforesaid into an agreement granting a third party a licence (exclusive or otherwise) to use the Corporation’s Information (or part thereof) for the purpose of the development of the Products (or some of them), then subject to subparagraph (i) above and subparagraph (iii) below, Yeda shall pay to the Corporation [*]% ([*] percent) of all [*] received by Yeda from such third party in respect of the grant of such licence, within 30 days of the receipt thereof from time to time, until such time as the Corporation shall have received a total amount equivalent to [*]% ([*] percent) of the costs incurred by the Corporation (in US Dollars), (such costs having been reported to and approved by the Chief Scientist of the Israel Ministry of Industry and Trade (“the Chief Scientist”) or being costs of the type that would have met the criteria of the Chief Scientist had matching funds therefor been sought) in obtaining that part of the Corporation’s Information licensed to the third party (“the Corporation’s Development Funding”), provided that, if Yeda shall be obliged to pay to the Corporation on the same receipts pursuant both to

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

subparagraph (i) above and to this subparagraph (ii), Yeda shall pay the Corporation an aggregate of [*]% ([*] per cent) of such receipts, the amount paid to be applied in reduction of the outstanding balances of the Corporation’s Research Funding and the Corporation’s Development Funding in proportion to respective amounts of the said outstanding balances.

(iii)	Notwithstanding anything to the contrary contained in this subparagraph (h), in the event that the Corporation shall have utilized public grant funding (including, without limitation, funding from the Chief Scientist) to finance the Corporation’s Research Funding or the Corporation’s Development Funding, and Yeda and/or any third party licensee of Yeda as referred to in (i) or (ii) above shall be obliged to remit any amount to the public grantor, from out of Yeda’s receipts from the grant of a licence to a third party in respect of the Licenced Information and/or the Corporation’s Information, such amount shall be deemed payment to the Corporation in reduction of Yeda’s liability to the Corporation pursuant to subparagraphs (i) and/or (ii) above, as the case may be.

15.	Expert

The parties agree that Prof. Michael Sela shall be the Expert mentioned in this Agreement hereinbefore or, if he should be unable or unwilling to act or continue to act in that capacity, then the Expert shall be Prof. Ruth Arnon of the Institute, unless the parties shall have agreed on another substitute for Prof. Sela within 21 (twenty-one) days of Prof. Sela having become unable or unwilling to act or to continue to act, in which latter case the said substitute shall be the Expert. Should no such substitute have been agreed as aforesaid and should Prof. Arnon be unable or unwilling to act or continue to act as the Expert, then the Expert shall be the person appointed, at the request of either party, by the President of the Hebrew University for the time being. The Expert shall act as such and not as an arbitrator and shall not be subject to the law relating to arbitration. The Expert shall consult with the parties and otherwise reach his decision in such manner as he shall deem fit in his absolute discretion and his decision shall bind the parties fully and finally.

16.	Consultancy Agreement

For the removal of doubt, Yeda confirms that Prof. Cohen may enter into a consultancy agreement with the Corporation, provided that the terms thereof shall not conflict with the terms and conditions of this Agreement and with the policies prevailing at the Institute in this respect. The parties record that a consultancy agreement between the Corporation and Prof. Cohen has been signed.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

17.	Governing Law

This Agreement shall be governed by the laws of Israel. Subject to the provisions of Paragraph 15 above, the courts of Israel shall have exclusive jurisdiction over any disputes arising thereunder, except that Yeda may bring suit against the Corporation also in the jurisdiction outside Israel in which the Corporation has its principal place of business.

18.	Entire Agreement and Effective Date

This Agreement is an amended and restated version of the Original Agreement (signed as of March 6, 1992) and substitutes it as of the effective date hereof with respect to the period subsequent to the effective date, except as otherwise expressly provided herein. The Original Agreement shall continue to govern with respect to the period until the effective date hereof, except as otherwise expressly provided herein. The active date of this Agreement is the date stated at the foot of this Agreement. This Agreement and the Original Agreement constitute together, in the manner hereinbefore specified, the entire agreement between the parties. Any addition or amendment thereto shall not be effective unless in writing signed by the authorized signatories of both parties.

19.	Notices

(a)	Notices to be given hereunder shall be given if available by telex or telecopier or, if neither of these is available, as required by Paragraph 19(b). If notice is sent by telex or telecopier, it shall be deemed to have been served 24 hours after transmission. All notices given by telex or telecopier shall be confirmed by letter despatched in the manner appearing in Paragraph 19(b) within 24 hours after transmission.

(b)	Any other notices to be given hereunder shall be served on a party by prepaid express registered letter (or nearest equivalent) to its address given herein or such other address as may from time to time be notified for this purpose and any notice so served shall be deemed to have been served 7 (seven) days after the time at which it was posted and in proving such service it shall be sufficient to prove that the notice was properly addressed and posted.

IN WITNESS WHEREOF the parties hereto have set their signatures as of this 12th day of January 1994.

for YEDA RESEARCH AND DEVELOPMENT COMPANY LTD.		for PORTMAN PHARMACEUTICALS, INC.

By:	[illegible]	By:	[illegible]
Title:	President	Title:	Vice President

C

COMPOSITION FOR PREVENTION OF GRAFT REJECTION

(Our ref: T/665)

Country	Filing/Grant - date	Application/Patent - No.
Israel	26.06.06	79254
Australia	10.09.91-	608,228
Canada	01.06.93-	1,318,591-
Denmark	26.06.87	3312/87
EPO1[1]	19.11.92-	251134-
Japan	26.06.87	159514/07
United States	27.04.93-	5,206,223-

[1]	European Patent Office designating - Austria, Belgium, France, Greece, Italy, Luxembourg, Netherlands, Spain, Sweden, Switzerland, United Kingdom and West Germany.

CONJUGATES OF POORLY IMMUNOGENIC ANTIGENS AND SYNTHETIC PEPTIDE CARRIERS AND VACCINES COMPRISING THEM.

(Our ref: 48-92)

Country	Filing date	Application/Patent - No.
Israel	30.07.92	102687
PCT[1]	28.07.93	PCT/US93/07096

[1]	Patent Cooperation Treaty International Application designating all PCT countries, including EPO.

A

November 7. 1993

Outline of Research Program for Portman

1.	Delta Project (see Delta Row chart)

The aim of this project is to [*].

Candidate drugs are:

[*]

[*]

[*]

Candidates [*] will have priority and the most effective molecule will be chosen as the drug for testing and trials.

The [*] class of candidates will have a lower priority but will be used in comparison with the first priority molecules to learn whether molecules with other activities can be obtained and to close off the competition.

[*] This does not have a high priority but might worthwhile if it can be done easily.

Model applications include:

(i)	[*]

(ii)	[*]

(iii)	[*]

(iv)	[*]

(v)	[*]

Mechanisms of Delta effects.

(i)	[*]

(ii)	[*]

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(iii)	[*]

(iv)	[*]

(v)	[*]

The results obtained from the above studies will help decide which molecules will be developed and for which clinical applications.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

RESEARCH PROGRAM	November 1993
Delta Flow Chart

3. [*]
4. [*]
[*]
5. Model Applications
2.
[*]
[*]
Assay
[*]
[*]
a. [*]
b. [*]
c. [*]
d. [*]
e. [*]
[*]
[*]
[*]
3.
[*]
[*]
[*]
[*]
[*]
[*]
[*]
[*]
[*]
Experimental applications
[*]
Definitive characterization: [*]
6. Mechanisms
Decisions for clinical trials
7.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

RESEARCH PROGRAM

Delta Flow Chart

2.	1DDM Project (see 1DDM Flow chart)

The aim of this project is [*]

The detection of [*].

[*]

The immune response [*] will continue to be investigated as a rationale for diagnosis and therapy,

Therapy using [*] will continue as the basis for human trials.

The role of [*] will continue to be studied. Toxicity testing and clinical trials will be supported by the research program.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

RESEARCH PROGRAM	November 1993
Delta Flow Chart

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

26

AGREEMENT

Made and entered into on this 11th day of June 1996

By and Between:

YEDA RESEARCH AND DEVELOPMENT COMPANY LTD.

a company organised and existing under the laws of the State of Israel and having an address for the purposes of this Agreement at P.O. Box 29, Rehovot 76100, ISRAEL;

(hereinafter “Yeda”)

And

PORTMAN PHARMACEUTICALS, INC.

a company organised under the laws of the State of Delaware, U.S.A. and having an address for the purposes of this Agreement at One Parker Plaza, Fort Lee, New Jersey 07024, U.S.A.

(hereinafter “Portman US”)

And

PORTMAN PHARMACEUTICAL INDUSTRIES LTD.

a company organised and existing under the laws of the State of Israel and having an address for the purposes of this Agreement at Migdal Hakanyoter, 53 Ha’Irusim St., Nes Ziona 70400, Israel

(hereinafter “Portman Israel”)

And

TEVA PHARMACEUTICAL INDUSTRIES LTD.

a company organised and existing under the laws of the State of Israel and having an address for the purposes of this Agreement at 5 Basel Street, Petah Tikvah, Israel;

(hereinafter “Teva”)

(Yeda, Portman US, Portman Israel and Teva are sometimes collectively referred to hereunder as “the Parties”)

NOW, THEREFORE, in consideration of the mutual covenants and obligations herein made and undertaken, the Parties hereto do hereby agree as follows:

1. Yeda and Portman US agree that the amounts to be provided by Portman US for the funding of the Research pursuant to the R&L Agreement in the years 1995 and 1996 are hereby reduced and shall be, in the aggregate, one million four hundred thousand US Dollars (US $1,400,000) for the year 1995 and one million US Dollars (US $1,000,000) for the year 1996, to be paid as follows:

1.1 For the year 1995:

1.1.1	for the first quarter of 1995: the sum of four hundred thousand US Dollars (US $400,000);

1.1.2	for the second quarter of 1995: the sum of four hundred thousand US Dollars (US $400,000);

1.1.3	for the third quarter of 1995: the sum of three hundred and fifty thousand US Dollars (US $350,000);

1.1.4	for the fourth quarter of 1995: the sum of two hundred and fifty thousand US Dollars (US $250,000).

1.2 For the year 1996:

1.2.1	for the first quarter of 1996: the sum of two hundred and fifty thousand US Dollars (US $250,000);

1.2.2	for the second quarter of 1996: the sum of two hundred and fifty thousand US Dollars (US $250,000);

1.2.3	for the third quarter of 1996: the sum of two hundred and fifty thousand US Dollars (US $250,000);

1.2.4	for the fourth quarter of 1996: the sum of two hundred and fifty thousand US Dollars (US $250,000).

The payments due under Sections 1.1 and 1.2 above (and not paid on or before the date hereof) shall be made in advance of the relevant quarter.

2	Agreed Deductions. Yeda hereby agrees that each of the amounts set forth in Sections 1.1 and 1.2 above may be reduced by an amount of approximately forty thousand US Dollars (US $40,000), representing direct labor costs incurred in the performance of the Research and paid for directly by Portman, provided

2.1	as to deductions from amounts due under Section 1.1, that prior to signature hereof such costs have been authorised by Yeda in writing and proof satisfactory to Yeda evidencing actual payment of such costs has been presented by Portman to Yeda; and

2.2	as to deduction from amounts due under Section 1.2, that such costs have been authorised by Yeda in advance and in writing and proof satisfactory to Yeda evidencing actual payment of such costs has been presented by Portman to Yeda prior to such deduction.

Subject to prior agreement in writing between Yeda and Portman US, any other costs relating to the Research, whether conducted by or through Yeda, may be paid for directly by Portman and subsequently deducted from the amounts set forth in Section 1.2 above, subject to presentation by Portman, prior to such deduction, of proof satisfactory to Yeda evidencing such payments.

3	Additional Research.

3.1 Subject to the occurrence of a Determining Event (as that term is hereinafter defined) by no later than December 31, 1998, Portman US agrees, if Yeda should so request in writing, to finance the continuation of the Research at the Institute, under the supervision of Prof. Cohen, in the amount of $[*], for the additional period specified below, commencing on January 1, 1997, if the Determining Event has occurred on or before December 1, 1996 or commencing 1 (one) month after the Determining Event, if the Determining Event has occurred after December 1, 1996. “Determining Event” herein shall mean: (1) the receipt by Portman US or Portman Israel (hereinafter in this Section—“Portman”), of funds aggregating $[*] or more against issue of shares or other securities issued by Portman, whether following an offer or offers to the public, by private placement(s) or otherwise howsoever or (2) the acquisition of a controlling interest in Portman by Teva or any person(s) and/or entity(ies) not presently being stockholders in Portman or (3) the merger or amalgamation of Portman into or with any other entity (other than an entity in which Portman holds 75% or more of the voting rights and of the rights to dividends) or (4) the acquisition by any person(s) and/or entity(ies) of all or a major part of the assets of Portman or (5) any other event having substantially the same effect as the events listed in (2), (3) or (4) above.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

It is expressly agreed that the provision of bridging finance to Portman by way of shareholder’s loan by the existing shareholders in Portman or any of them in an aggregate amount of up to $1,250,000 in the period ending on December 31, 1996, shall not be taken into account in considering whether a Determining Event has occurred. The details of the research programme for such additional period and the budget breakdown therefor shall be agreed by Portman US and Yeda, after consultation with Prof. Cohen, or failing agreement within 30 days of Portman US or Yeda first proposing such research programme, as determined by the Expert referred to in Section 12 of the R&L Agreement. The additional period of research to be financed by Portman as aforesaid shall be [*], unless the Determining Event which has occurred is the event specified in (1) above and the aggregate amount of funds received by Portman pursuant to such event is less than $[*], in which case the additional period of research shall be [*]. It is agreed, for the removal of doubt, that should the aggregate amount so received by Portman by a certain date be $[*] or more but less than $[*] and by Portman be increased later (but prior to December 31, 1998), to $[*] or more, then the additional period of research shall be [*]. Payment of the funds for any year in such additional period shall be made quarterly in advance in four equal instalments of US $[*].

3.2 Portman shell be entitled to terminate the financing of Research financed pursuant to Section 3.1 above, with effect from the end of the first year of such Research or the end of the second year of such Research, on the same terms, mutatis mutandis, as those laid down in Section 3(c) of the R&L Agreement including the provisos in subparagraphs (i), (ii) and (iii) of that Section 3(c), mutatis mutandis, provided only that in the event of such termination with effect from the end of such second year, the Licence granted under the R&L Agreement shall not terminate (notwithstanding the provisions of the said Section 3(c)).

4

Effect on Cooperation Agreement. The Parties agree that references in the Cooperation Agreement to the R&L Agreement shall be deemed references to the R&L Agreement as amended hereby and in that sense the Cooperation Agreement shall be deemed amended hereby. For the removal of doubt, it is expressly agreed that payments by Teva to Portman pursuant to the Cooperation Agreement for financing the Research shall be made without

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

taking into account any deductions made from the payments due to Yeda from Portman as contemplated in Section 2 above. It is also recorded, for the further removal of doubt, that non-payment by Teva to Portman of any payment shall not relieve Portman of its obligations to make the payments due to Yeda under the R&L Agreement (as amended herein).

5	Duly Executed Amendment. The Parties hereby consent and acknowledge (to the extent such consent and acknowledgment is required) that this Agreement constitutes an amendment to the R&L Agreement and to the Cooperation Agreement (in the sense specified above) executed in proper form and manner and pursuant to all relevant provisions thereof.

6	Prior Instalments Paid. Yeda confirms that before signature hereof, all instalments due to Yeda under the R&L Agreement for funding the Research in the year 1995 and the instalment due to Yeda under the’ R&L Agreement for funding the Research in the first quarter of 1996 have been duly paid.

7	Agreements to Remain in Effect in all Other Respects. For the purpose of removing any doubt, it is hereby confirmed and certified that any and all agreements existing between all and/or some of the Parties shall remain in full force and effect, as amended, to the extent amended, by this Agreement. In the event of any conflict between this Agreement and any other Agreement, this Agreement will prevail.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorised representatives as set forth below.

YEDA RESEARCH AND DEVELOPMENT		PORTMAN PHARMACEUTICALS, INC.
COMPANY LIMITED

By:	[illegible]	By:	[illegible]
Title:	President	Title:	Vice President
Date:	3/26/1996	Date:	4/9/1996

PORTMAN PHARMACEUTICAL		TEVA PHARMACEUTICAL
INDUSTRIES LTD.		INDUSTRIES LTD.

By:	[illegible]	By:	[illegible]
Title:	Director	Title:	CFO
Date:	4/9/1996	Date:	6/11/1996

AGREEMENT

Entered into this 29 day of April, 1998, by and between YEDA RESEARCH AND DEVELOPMENT COMPANY LTD. (“Yeda”) and PEPTOR LTD. (“Peptor”).

WITNESSETH

WHEREAS Yeda is party to the Research and License Agreement with Portman Pharmaceuical Inc. (“Portman US”) and Portman Pharmaceucials Ltd. (“Portman Israel”) (Porman U.S. and Portman Israel are hereinafter referred to collectively as “Porman”) dated January 12, 1994, including amendments thereto (the “R&L Agreement”); and

WHEREAS upon the Closing (the “Closing”) of the Merger Agreement dated February 25, 1998 (the “Merger Agreement”) between Peptor and Portman US, Peptor shall acquire all the issued and outstanding shares of Portman US.

NOW THEREFORE IT IS HEREBY AGREED

1	R&L Agreement. At time of the Closing Peptor shall replace Portman as a party to the R&L Agreement, and as such there, all of the right and obligations of Portman under the R&L Agreement shall become the rights and obligations of Peptor.

2	Deferral of Payments.

2.1	Yeda hereby agrees to defer all payments owed and due to it by Portman. Portman’s debts to Yeda as of the Closing date (the “Debt”) shall be paid to Yeda by Peptor in accordance with the following payment schedule:

2.1.1	$200,000 shall be paid by Peptor to Yeda upon the Closing.

2.1.2	$150,000 shall be paid by Peptor to yeda within 90 days following the Closing.

2.1.3	The balance of the Debt to Yeda shall be paid by Peptor to Yeda following successful completion of the next round of financing of Peptor.

2.2	Peptor shall be responsible for the continuance of the Research (as defined in the R&L Agreement) in Prof. Irum Cohen’s laboratory and for the payments due in respect of such Research in accordance with the R&L Agreeement, as of the date of the Closing. Such payments are a part of the Debt described in Section 2.1 above.

3	Effect of the Agreement. This Agreement constitutes the entire agreement between the parties with respect to its subject matter and supersedes all prior agreements, arrangements, dealings or writings between the parties with regard to such subject matter. This Agreement may not be varied except in writing signed by the parties’ authorized representatives.

4	Notices.

4.1	All notice provisions remain the same except that the following shall be added:

Peptor:	Kiryat Weizmann, Rehovot, Israel
Attention: Yoram Karmon
Telephone: 972 (08) 940-1232
Facsimile: 972 (08) 940-7737

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

YEDA RESEARCH & DEVELOPMENT LTD.

By:	/s/ Shlomo Harel
President /title

PEPTOR LTD.

By:	/s/ Yoram Karmon
CEO /title

May 3, 2000

Ref. :09-1688-00-666

No. :26520

By facsimile:

08 9407737

Dr. Yoram Karmon

President and CEO

Peptor Limited

Kiryat Weizmann

Rehovot 76326

Dear Dr. Karmon,

We acknowledge receipt of your letter to Mr. Shlomo Harel dated December 13, 1999. Hence, the Agreement between Yeda Research and Development Co. Ltd. and Portman Pharmaceuticals Inc. dated January 12, 1994, supplemented in June 1996 (“the Agreements”) in respect of pharmaceutical compositions for prevention and/or treatment of pathological processes involving induction of TNF-secretion, comprising a low dosage of a low molecular weight heparin, patent applications listed in Appendix 1 attached hereto and of compositions for the treatment of autoimmune diseases and prevention of graft rejection, patent applications listed in Appendix 2 attached hereto (“the Areas”), terminated as of December 31, 1999 on terms and conditions of the Agreement, in respect thereof.

[illegible]	/s/ Yorm Karmon
YEDA RESEARCH AND	PEPTOR LTD.
DEVELOPMENT CO. LTD.

ADDENDUM

Entered into this 26 day of September 2000, by and between Yeda Research and Development Company Ltd. (“Yeda”) and Peptor Ltd. (“Peptor”).

WHEREAS, Yeda and Portman Pharmaceuticals, Inc. and Portman Pharmaceutical Industries Ltd. (collectively “Portman”) have executed a certain Research and Licence Agreement dated as of January 12, 1994 and amended on June 11, 1996 (the “R&L Agreement” and the “Amendment” respectively); and

WHEREAS, Peptor and Portman have executed a Merger Agreement dated as of February 25, 1998 (the “Merger Agreement”); and

WHEREAS, Peptor and Yeda have entered into an agreement dated as of April 29, 1998, in accordance with which Peptor replaced Portman as a party to the R&L Agreement (the “Peptor-Yeda Agreement”); and

WHEREAS, the Additional Research period as defined and in accordance with Section 8 of the R&L Agreement and Section 3 of the Amendment was concluded on December 31, 1999; and

WHEREAS, the parties hereto wish to extend such research period in accordance with Section 2(a) of the R&L Agreement for an additional period of one (1) year (“the 2000 Research and 2000 Research Period”) all in accordance with the terms and conditions set out below;

NOW, THEREFORE, in consideration of the mutual covenants and obligations herein made and undertaken, the parties hereto do hereby agree as follows:

1	Interpretation and Definitions

Any terms which have not been defined in this addendum (the “Addendum”) shall have the meanings attributed to them in the R&L Agreement and the Amendment. This Addendum and the R&L Agreement, and the Amendment shall be read as one and shall represent the complete current understanding between the Parties with respect to the 2000 Research Period. Subject to the modification contained herein, the provisions of the R&L Agreement and the Amendment shall remain unaltered and in full force and effect.

All appendices attached hereto shall form an integral part of this Agreement.

2	Performance of Research

2.1	Yeda undertakes to procure the performance of additional research at the Institute under the supervision of Prof. Cohen in the fields of [*], and the use of peptides in vaccine technology (the “Research”), all in accordance with the 2000 Research Programme attached hereto as Appendix —3, during a period of twelve (12) months, commencing on January 1, 2000 (“the 2000 Research Period”).

2.2	The parties hereto may, however extend the term of this Addendum for two (2) additional periods of one (1) year under mutually agreeable written Research Programme and Research Budget.

3.	Funding of the Research

In consideration of Yeda’s undertaking pursuant to Section 2 above, Peptor undertakes to provide Yeda with US$ [*] ([*] United States Dollars) to be used for the financing of the Research in the installments set out in Exhibit B hereto.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

IN WITNESS HEREOF, the parties hereto have caused this Addendum to be executed by their respective duly authorized representatives as set forth below.

Notwithstanding the date of signing hereof, this Agreement shall be valid and effective as of January 1, 2000.

YEDA RESEARCH AND		PEPTOR LTD.
DEVELOPMENT COMPANY, LTD

By:	[illegible]	By:	/s/ Yoram Karmon
Title:	Chairman	Title:	CEO

SECOND ADDENDUM

Entered into this 4th day of April 2001, by and between Yeda Research and Development Company Ltd. (“Yeda”) and Peptor Ltd. (“Peptor”).

WHEREAS, Yeda and Portman Pharmaceuticals, Inc. and Portman Pharmaceutical Industries Ltd. (collectively “Portman”) have executed a certain Research and Licence Agreement dated as of January 12, 1994 and amended on June 11, 1996 (the “R&L Agreement” and the “Amendment” respectively); and

WHEREAS, Peptor and Portman have executed a Merger Agreement dated as of February 25, 1998 (the “Merger Agreement”); and

WHEREAS, Peptor and Yeda have entered into an agreement dated as of April 29, 1998, in accordance with which Peptor replaced Portman as a party to the R&L Agreement and the Amendment (the “Peptor-Yeda Agreement”); and

WHEREAS, the Additional Research period as defined and in accordance with Section 8 of the R&L Agreement and Section 3 of the Amendment was concluded on December 31, 1999; and

WHEREAS, the parties have extended the original research period in an Addendum signed on September 26, 2000 (the “First Addendum”); and

WHEREAS, the parties hereto wish to extend such research period in accordance with Section 2(a) of the R&L Agreement and Article 2.2 of the first Addendum for an additional period of one (1) year to extend until January 1, 2002 (“the 2001 Research and 2001 Research Period”) and in accordance with the terms and conditions set out below;

NOW, THEREFORE, in consideration of the mutual covenants and obligations herein made and undertaken, the parties hereto do hereby agree as follows:

1	Interpretation and Definitions

Any terms which have not been defined in this addendum (the “Second Addendum”) shall have the meanings attributed to them in the R&L Agreement and the Amendment. This Second Addendum, the R&L Agreement, the Amendment and the First Addendum shall be read as one and shall represent the complete current understanding between the Parties with respect to the 2001 Research Period. Subject to the modification contained herein, the provisions of the R&L Agreement, the Amendment and the First Addendum shall remain unaltered and in full force and effect.

All appendices attached hereto shall form an integral part of this Agreement.

2	Performance of Research

2.1	Yeda undertakes to procure the performance of additional research at the Institute under the supervision of Prof. Cohen in the fields of [*], and the use of peptides in vaccine technology (the “Research”), all in accordance with the 2001 Research Programme attached hereto as Exhibit A, during a period of twelve (12) months, commencing on January 1, 2001 (“the 2001 Research Period”).

2.2	The parties hereto may, however extend the term of this Second Addendum for two (2) additional periods of one (1) year under mutually agreeable written Research Programme and Research Budget.

3	Funding of the Research

In consideration of Yeda’s undertaking pursuant to Section 2 above, Peptor undertakes to provide Yeda with US$ [*] ([*] United States Dollars) to be used for the financing of the Research in the installments set out in Exhibit B hereto.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

IN WITNESS HEREOF, the parties hereto have caused this Second Addendum to be executed by their respective duly authorized representatives as set forth below.

Notwithstanding the date of signing hereof, this Agreement shall be valid and effective as of January 1, 2001.

YEDA RESEARCH AND		PEPTOR LTD.
DEVELOPMENT COMPANY, LTD

By:	/s/ Dr. Issac Shariv	By:	/s/ Yoram Karmon
Title:	CEO	Title:	CEO

Exhibit A

September 21, 2004

Ref. :09-1688-04-868

No. :58088

Mr. Shaun Marcus

CEO

DeveloGen Israel Ltd. (formerly Peptor Ltd)

Kiryat Weizmann

Rehovot 76326

Dear Mr. Marcus,

We acknowledge receipt of your letter to Dr. Shariv dated June 17, 2004. Hence, the Research and License Agreement between Yeda Research and Development Co. Ltd. and Portman Pharmaceuticals Inc. (“Portman”) dated January 12, 1994 (the “R&L Agreement”), supplemented in June 1996, the Peptor Ltd. (“Peptor”) - Yeda Agreement dated April 29, 1998 (according to which Peptor replaced Portman as a party to the R&L Agreement) and the addendums to the R&L Agreement dated September 26, 2000 and April 4, 2001 (Collectively the “Agreements”) in respect only of the subject-matter specified in paragraph (3) to the first recital to the R&L Agreement “the Peptide Technology” (WO 94/03208 and WO 95/31994, Yeda References: 9248 and 9439; Peptor References: IC/005 and IC/006), as more fully detailed in the patent and patent applications listed in Appendix 1 attached hereto (the “Area 3 Subject Matter”), is hereby terminated as of the date of this letter. Notwithstanding the aforesaid, the relevant terms and conditions of the Agreements surviving termination of the Area 3 Subject Matter shall continue to apply in respect to the Area 3 Subject Matter.

/s/ Dr. Isaac Shariv, CEO; /s/ Prof. Haim Garty, Chairman

YEDA RESEARCH AND DEVELOPMENT COMPANY, LTD.

Agreed to and Accepted:

/s/ Shawn Marcus, General Manager; [illegible], Director

DEVELOGEN ISRAEL, LTD. (formerly Peptor Ltd.)

Appendix 1

PATENT CARD

9248

Title:	CONJUGATES OF POORLY IMMUNOGENIC ANTIGENS AND SYNTHETIC PEPTIDE CARRIERS AND VACCINES COMPRISING THEM

Inventors:	COHEN Irun R., FRIDKIN Matityahu, KONEN-WAISMAN Stephanie

Country	Application	Publication	Grant	Status
ISRAEL	30/07/1992 - 102687	10/06/1997 - 102687	11/09/1997 - 102687	Granted
PATENT COOPERATION TREATY	28/07/1993 - PCT/US93/07096	17/02/1994 - WO 94/03208	—	Published
AUSTRALIA	28/07/1993 - 47900/93		05/03/1998 - 683421	Granted
BELGIUM	28/07/1993 - 93918458.6	—	12/01/2000 - 0 658 120	Granted
CANADA	28/07/1993 - 2,141,454	—	—	Pending
EUROPEAN PATENT OFFICE	28/07/1993 - 93918458.6	—	12/01/2000 - 0 658 120	Granted
FRANCE	28/07/1993 - 93918458.6	—	12/01/2000 - 0 658 120	Granted
GERMANY	28/07/1993 - 93918458.6	—	12/01/2000 - 0 658 120	Granted
HUNGARY	28/07/1993 - P9500270	28/11/1995 - P9500270	02/11/2000 - 218 425	Granted
IRELAND	28/07/1993 - 93918458.6	—	12/01/2000 - 0 658 120	Granted
ITALY	28/07/1993 - 93918458.6	—	12/01/2000 - 0 658 120	Granted
JAPAN	28/07/1993 - 06-505410	—	—	Published
KOREA	28/07/1993 - 700401/95	—	05/03/2001 - 0290632	Granted
NEW ZEALAND	28/07/1993 - 255143	—	03/07/1996 - 255143	Granted
POLAND	28/07/1993 - 307297	—	15/10/1998 - 174082	Granted
RUSSIAN FEDERATION	28/07/1993 - 95105991.00	27/02/1997 - 95105991/14	10/12/1999 - 2142291	Granted
SWITZERLAND	28/07/1993 - 93918458.6	—	12/01/2000 - 0 658 120	Granted
THE NETHERLANDS	28/07/1993 - 93918458.6	—	12/01/2000 - 0 658 120	Granted
U.S.A	28/07/1993 - 08/379,613	—	07/04/1998 - 5,736,146	Granted
UNITED KINGDOM	28/07/1993 - 93918458.6	—	12/01/2000 - 0 658 120	Granted

PATENT CARD

9439

Title:	PEPTIDES USED AS CARRIERS IN IMMUNOGENIC CONSTRUCTS SUITABLE FOR DEVELOPMENT OF SYNTHETIC VACCINES

Inventors:	COHEN Irun R., FRIDKIN Matityahu, KONEN-WAISMAN Stephanie

Country	Application	Publication	Grant	Status
ISRAEL	25/05/1994 - 109790	—	—	Pending
PATENT COOPERATION TREATY	25/05/1994 - PCT/US95/06575	30/11/1195 – WO 95/31994	—	Published
AUSTRALIA	25/05/1994 - 26027/95	—	02/04/1998 - 684369	Granted
CANADA	25/05/1994 - 2,191,202	—	—	Pending
EUROPEAN PATENT OFFICE	25/05/1994 - 95920641.8	—	—	Pending
JAPAN	25/05/1994 - 7-530530	—	—	Pending
U.S.A.	25/11/1996 - 08/774,325		09/02/1999 – 5,869,058	Granted

November 25, 2004

Ref. :09-1688-04-880

No. :61739

Mr. Shaun Marcus

CEO

DeveloGen Israel Ltd. (formerly Peptor Ltd)

Kiryat Weizmann

Rehovot 76326

Dear Mr. Marcus,

We acknowledge receipt of Vered Hornik’s letter to Dr. Granoth dated October 27, 2004 informing us that Develogen Israel Ltd. (“Develogen”) has decided to relinquish its license to the invention entitled: “METHODS OF TREATMENT OR PREVENTION OF AUTOIMMUNE DISEASES WITH CpG-CONTAINING POLYNUCLEOTIDE” (WO 02/16549, Yeda Reference: 2000-060; Develogen Reference: IC/018), as more fully detailed in the patent applications listed in Appendix 1 attached hereto (the “Invention”). Hence, the Research and License Agreement between Yeda Research and Development Co. Ltd. and Portman Pharmaceuticals Inc. (“Portman”) dated January 12, 1994 (the R&L Agreement”), supplemented in June 1996, the Peptor Ltd (“Peptor”) – Yeda Agreement dated April 29, 1998 (according to which Peptor replaced Portman as a Party to the R&L Agreement) and the addendums to the R&L Agreement dated September 26, 2000 and April 4, 2001 (Collectively the “Agreements”) in respect only of the Invention and the enclosed patent applications, is hereby terminated as of the date of this letter. Notwithstanding the aforesaid, the relevant terms and conditions of the Agreement surviving termination shall continue to apply in respect of the Invention.

/s/ Dr. Isaac Shariv, CEO; /s/ Prof. Haim Garty, Chairman

YEDA RESEARCH AND DEVELOPMENT COMPANY, LTD.

Agreed to and Accepted:

/s/ Dr. Dana Elias, Vice President; /s/ Shawn Marcus, S.M.

DEVELOGEN ISRAEL, LTD. (formerly Peptor Ltd.)

APPENDIX 1

PATENT CARD

2000-060

Title:	METHODS OF TREATMENT OR PREVENTION OF AUTOIMMUNE DISEASES WITH CpG-CONTAINING POLYNUCLEOTIDE

Inventors:	COHEN Irun R., QUINTANA Francisco

Country	Application	Publication	Grant	Status
U.S.A	25/08/2000 - 60/227,853	—	—	Expired
PATENT COOPERATION TREATY	23/08/2001 - PCT/IL01/00790	28/02/2002 - WO 02/16549	—	Published
AUSTRALIA	23/08/2001 - 2001282475	—	—	Pending
CANADA	23/08/2001 - 2,420,499	—	—	Pending
EUROPEAN PATENT OFFICE	23/08/2001 - 01961097.1	—	—	Pending
ISRAEL	23/08/2001 - 154557	—	—	Pending
JAPAN	23/08/2001 - 521625/02	—	—	Pending
U.S.A	23/08/2001 - 10/371,116	08/01/2004 - US-2004-0005588	—	Published

AMENDMENT TO RESEARCH AND LICENSE AGREEMENT

This Amendment to Research and License Agreement (this “Amendment”) is entered into this 30th day of October, 2007 by and between Yeda Research and Development Company Ltd. (“Yeda”) and Andromeda Biotech Ltd. (“Andromeda”).

WHEREAS, Yeda and Andromeda are parties to a certain Research and License Agreement, dated January 12, 1994, as amended (the “R&L Agreement”); and

WHEREAS, Yeda and Andromeda wish to amend the R&L Agreement, as set forth below:

NOW, THEREFORE, it is agreed between the parties hereto as follows:

1. The preamble to this Amendment constitutes an integral part hereof.

2. All capitalized terms used herein and not otherwise defined shall have the dentitions given to them in the R&L Agreement.

3. Section 7(d)(ii) of R&L Agreement shall be replaced in its entirety with the following:

“In consideration for the License, the Corporation shall pay Yeda a royalty of [*]% ([*] percent) of all Net Sales (except on Net Sales relating to Products in the Area of Peptide Technology, in respect of which the Corporation shall pay Yeda a royalty of [*]% ([*] percent)) and shall pay Yeda the Sublicense Royalty (as defined below) on all amounts received by the Corporation for or from the grant of sublicenses and/or pursuant thereto except amounts so received and calculated on the basis of sales made by such Sublicenses (hereinafter “Sublicensing Receipts”).

As used in this Section 7(d)(ii) the term “Sublicense Royalty” shall mean:

(i) [*]% ([*] percent) effective immediately from the signature on this amendment.

(ii) [*]% ([*] percent) if the sublicense is granted after the later of: (a) [*], or (b) the completion of [*].

4.	All other terms and conditions of the R&L Agreement shall remain unchanged and in full force and effect.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.

YEDA RESEARCH AND		PEPTOR LTD.
DEVELOPMENT COMPANY, LTD

By:	/s/ A. Narberg	By:	/s/ Shlomo Dagan
Title:	CEO	Title:	CEO